[VENTAS LOGO]

 Ventas, Inc.   10350 Ormsby Park Place   Suite 300   Louisville,Kentucky 40223
                      (502) 357.9000     (502) 357.9029 Fax

                                        Contacts: Debra A. Cafaro
                                                  Chairman, President and CEO
                                                  or
                                                  Richard A. Schweinhart
                                                  Senior Vice President and CFO
                                                  (502) 357-9000


         VENTAS DECLARES REGULAR QUARTERLY DIVIDEND OF $0.325 PER SHARE

                             ----------------------
                 Stockholders Re-elect Directors, Ratify E&Y and
                     Approve 2004 Stock Plan for Directors;
                Board Re-appoints Presiding Director and Chairman

Louisville, KY (May 21, 2004) - Ventas, Inc. (NYSE:VTR) (the "Company" or "Ventas") said today its Board of Directors declared a regular quarterly dividend of $0.325 per share, payable in cash on June 24, 2004, to stockholders of record on June 7, 2004. The dividend is the second quarterly installment of the Company's 2004 annual dividend. The Company has approximately 84 million shares of common stock outstanding.

SHAREHOLDERS APPROVE PROPOSALS

     At Ventas's annual meeting today, stockholders voted to re-elect the following Board members to new, one-year terms: Debra A. Cafaro, Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Sheli Z. Rosenberg and Thomas C. Theobald.

     Ventas stockholders also ratified Ernst & Young LLP as the Company's independent auditors for 2004 and approved the Company's 2004 Stock Plan for Directors, which is an amendment and restatement of the Company's 2000 Stock Option Plan for Directors.

BOARD RE-APPOINTS LEADERSHIP

     Also today, consistent with the Company's commitment to sound corporate governance, the Ventas Board of Directors re-appointed Mr. Crocker, an independent director, as the Company's Presiding Director to chair executive sessions of the Board and otherwise act as a liaison between the independent members of the Ventas Board and the Company's management. Additionally, the Ventas Board re-appointed Ms. Cafaro as Chairman. Ms. Cafaro is also the Company's President and Chief Executive Officer.

     Ventas is a healthcare real estate investment trust that owns healthcare-related facilities, including hospitals, nursing facilities and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.


     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.'s ("Ventas" or


                                     -MORE-

Ventas Declares Quarterly Dividend of $0.325 Per Share
Page 2
May 21, 2004
--------------------------------------------------------------------------------


the "Company") and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements. Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission (the "Commission"). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. ("Kindred") and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company's subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company's spin off of Kindred on May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy and the Company's ability to identify and consummate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company,
(j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company's interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company's taxable net income for the years ending December 31, 2003 and 2004, (o) the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases and the Company's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company's other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company's other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.


                                     -END-